EXHIBIT 5.1

                                [BFI LETTERHEAD]


  Edward C. Norwood
 Divisional Vice President/
 Associate General Counsel
   Direct Line   870-7452



April 27, 1995




Browning-Ferris Industries, Inc.
757 N. Eldridge
Houston, Texas 77079



Ladies and Gentlemen:

In my capacity as Associate General Counsel of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), I have participated in the registration under the Securities Act of 1933 (the "Act") of 10,000,000 shares of the Company's Common Stock, $.16-2/3par value (the "Shares").

In connection therewith, I, or attorneys under my supervision, have examined, among other things, the Restated Certificate of Incorporation and the Bylaws of the Company, the corporate proceedings with respect to the Shares and the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission for the registration of the Shares under the Act (the Registration Statement as amended at the time when it becomes effective being herein referred to as the "Registration Statement").

Based upon the foregoing, and having due regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

2. The 10,000,000 Shares proposed to be issued by the Company pursuant to the Registration Statement will be, when so issued in accordance with due authorization by the Board of Directors or the Executive Committee of the Company, legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under "Legal
Matters" in the Prospectus forming a part of the Registration
Statement.

Very truly yours,


/s/ Edward C. Norwood